UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: July 20, 2016
Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

(a)    Private Placement

As previously disclosed, on July 12, 2016, the Company closed a private placement (the “Private Placement”) of $4,444,444.44 principal amount of Convertible Debentures (the “Debentures”) and Common Stock Purchase Warrants (the “Warrants”). The Debentures and Warrants were issued pursuant to a Securities Purchase Agreement, dated July 12, 2016, (the “Purchase Agreement”) between the Company and certain accredited investors within the meaning of the Securities Act of 1933, as amended (the “Purchasers”). Upon closing of the Private Placement, the Company received gross proceeds of $4,000,000 before placement agent fees and other expenses associated with the transaction.

As a part of the Private Placement, the Company issued Warrants to the Purchasers. The number of shares for which the warrants are exercisable was reported incorrectly. The Purchasers have received warrants providing them with the right to purchase up to an aggregate of 7,092,952 shares of the Company’s common stock at an initial exercise price of $0.3264 per share.

In addition, the Company issued to Aegis Capital Corporation, the placement agent in connection with the Private Placement, warrants providing them with the right to purchase up to an aggregate of 1,063,943 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. The warrants issued to Aegis Capital Corporation contain substantially the same terms as the warrants issued to the Purchasers.

On July 20, 2016, the Company and the Purchasers entered into an Amendment to Securities Purchase Agreement and Consent to Modify Debentures (the “Amendment and Consent”). The Amendment and Consent permits the Company to repay up to $2,000,000 of indebtedness owed to Sillerman Investment Company IV, LLC (“Sillerman IV”), an affiliate of Robert F.X. Sillerman and also permits the Company to revise its existing Line of Credit with Sillerman IV to provide a line of credit to the Company of up to $5,000,000. In addition, the Amendment and Consent provides that, while the Debentures are outstanding, Mr. Sillerman will guarantee that the Company shall have $1,000,000 available in its commercial bank account or otherwise available in liquid funds. At any time when the Company’s available funds fall below $1,000,000, Mr. Sillerman will provide the amounts necessary to make-up the shortfall in an aggregate amount not to exceed $6,000,000; however, the first $5,000,000 of the guaranty shall be provided by drawing down on the Company’s Line of Credit with Sillerman IV. Any remaining amounts, up to a maximum aggregate of $1,000,000 shall be provided by Mr. Sillerman.

In connection with the Amendment and Consent, the Company also entered into a Subordination Agreement to permit the transactions contemplated by the Amendment and Consent and an amendment to the Exchange Agreement as described below.

(b)    Exchange Agreement

As previously disclosed, on July 8, 2016, the Company and Sillerman Investment Company III, LLC (“SIC III”), Sillerman Investment Company IV, LLC (“SIC IV”), and Sillerman Investment Company VI, LLC (“SIC VI”), each an affiliate of Robert F.X. Sillerman, the Company’s Executive Chairman and Chief Executive Officer, entered into an Exchange Agreement pursuant to which Mr. Sillerman and certain of his affiliates will exchange debt and securities for shares of common stock of the Company. In connection with the transactions contemplated by the Amendment and Consent described in (a) above, the Company entered into an amendment to the Exchange Agreement to provide that advances of up to $5,000,000 under the amended Line of Credit being provided to the Company by Sillerman IV would be exchanged at a price of $0.3133 per share.

Because Mr. Sillerman is a director, executive officer and greater than 10% stockholder of the Company, a majority of the Company’s independent directors approved the amendment to the Exchange Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

(a)    Reference is made to the disclosure set forth under Item 1.01(a) and (b) of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The issuance of the shares of Fn(x) preferred or common stock in connection with the Asset Purchase Agreement as described above is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act (“Regulation D”).  Prior to the issuance of the shares of Fn(x) preferred or common stock, each of the Rant holders made certain representations to Fn(x) as required by Regulation D.  The Company has not and will not engage in general solicitation or advertising with regard to the issuance of the shares of Fn(x) preferred or common stock pursuant to the Asset Purchase Agreement and has not and will not offer securities to the public in connection with the issuance of the shares of Fn(x) common stock pursuant to the Asset Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibits.

Exhibit No.    Description

2.1    Amendment to Securities Purchase Agreement and Consent to Modify Debentures

2.2 Amendment to Subordination Agreement

2.3 Amendment to Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: July 26, 2016	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President